Exhibit 10.1

August 21, 2007

Mr. Charles R. Eyler

3125 Collingswood Drive

El Dorado Hills, CA 95762

Dear Mr. Eyler:

This letter (the “Letter Amendment”) shall confirm our understanding as to the amendment of certain terms of that employment letter agreement dated August 5, 2004 (the “Agreement”) between Cougar Biotechnology, Inc. (“Cougar”) and you relating to your employment as Vice President of Finance of Cougar.

1.    Paragraph 1 of the Agreement shall be deleted in its entirety and replaced with the following:

“You shall receive an annual base salary equal to One Hundred Eighty-Five Thousand Dollars ($185,000), payable in accordance with Cougar’s normal payroll practices, effective as of August 23, 2007.”

2.    Paragraph 2 of the Agreement shall be deleted in its entirety and replaced with the following:

“At the sole discretion of Cougar’s Board of Directors (the “Board”), you shall receive an additional annual bonus of up to 30% of your base salary (the “Discretionary Bonus”), the amount of which shall also be determined solely by the Board and shall be based upon your performance on behalf of Cougar during the prior year. The Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion.”

3.    Except as expressly amended herein, the terms of the Agreement shall continue to be in full force and effect. Nothing herein shall be construed to alter the agreement between you and Cougar that your employment relationship with Cougar remains at-will.

If you find the terms of this Letter Amendment acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this Letter Amendment in the space provided and return it to me.

Very truly yours,

/s/ Alan H. Auerbach

Alan H. Auerbach

Chief Executive Officer

Agreed and accepted this 21st day of

August, 2007:

/s/ Charles R. Eyler

Charles R. Eyler